Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Financial, Inc.:

We consent to the use of our reports dated February 26, 2021, with respect to the consolidated balance sheets of Genworth Financial, Inc. as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedules I to III and the effectiveness of internal control over financial reporting incorporated by reference herein.

/s/ KPMG LLP

Richmond, Virginia

May 25, 2021